Underwritten By
Berkley Regional Insurance Company

PRODUCER
Margo Bugniazet
Aon Risk Services Northeast, Inc.
1 Liberty Plaza,
New York, NY 10006

Administrative Office:
475 Steamboat Road
Greenwich, CT 06830

Issuing Office:
29 South Main Street, Suite 308
West Hartford, CT 06107

FINANCIAL INSTITUTION BOND

Standard Form No. 14, Revised to October, 1987

Bond No. BFBD-45000280-26

BERKLEY REGIONAL INSURANCE COMPANY

(Herein called Underwriter)

DECLARATIONS

Item 1. Name of Insured (herein called Insured):
TCG BDC, Inc.

Principal Address:
520 Madison Ave 40th Floor
New York, NY 10022

Item 2. Bond Period: from 12:01 a.m. on 04/12/2021 to 12:01 a.m. on 04/12/2022
(MONTH, DAY, YEAR) (MONTH, DAY, YEAR)

Item 3. The Aggregate Limit of Liability of the Underwriter during the Bond Period shall be $10,000,000

Item 4. Subject to sections 4 through 11 hereof,

The Single Loss Limit of Liability is $5,000,000

And the Single Loss Deductible is $100,000

Provided, however, that if any amounts are inserted below opposite specified Insuring Agreements or Coverage, those amounts shall be controlling. Any amount set forth below shall be part of and not in addition to amounts set forth above. (If an Insuring Agreement or Coverage is to be deleted, Insert "Not Covered.")

Amount applicable to:	Single Loss Limit of Liability	Single Loss Deductible
Insuring Agreement (D)—FORGERY OR ALTERATION	$5,000,000	$100,000
Insuring Agreement (E)—SECURITIES	$5,000,000	$100,000
Coverage on Partners	Not Covered	Not Covered
Optional Insuring Agreements and Coverages		
1. Computer Systems Fraud	$5,000,000	$100,000
2. Data Processing Service Operations	$5,000,000	$100,000
3. Voice Initiated Transfer Fraud	$5,000,000	$100,000
4. Telefacsimile Transfer Fraud	$5,000,000	$100,000
5. Destruction of Data or Programs by Hacker	$5,000,000	$100,000
6. Destruction of Data or Programs by Virus	$5,000,000	$100,000
7. Voice Computer Systems Fraud	Not Covered	Not Covered
Corporate Deception Fraud	$100,000	$100,000
Fidelity Claims Expense	$100,000	$0
Stop Payment	$100,000	$5,000
Unauthorized Signatures	$5,000,000	$100,000

If "Not Covered" is inserted above opposite any specified Insuring Agreement or Coverage, such Insuring Agreement or Coverage and any other reference thereto in this bond shall be deemed to be deleted therefrom.

Item 5. The liability of the Underwriter is subject to the terms of the following riders attached hereto: BCR FIB 00 01 15

Item 6. The Insured by the acceptance of this bond gives notice to the Underwriter terminating or canceling prior

TSB 5062b Page 1 of 7

Page 2 of 7 TSB 5062b bond(s) or policy(ies) No.(s) BFBD-45000280-25 such termination or cancellation to be effective as of the time this bond becomes effective. IN WITNESS WHEREOF, Berkley Regional Insurance Company designated herein has executed and attested these presents. /s/ Ira S. Lederman /s/ W. Robert Berkley, Jr.

TSB 5062b Page 3 of 7 The Underwriter, in consideration of an agreed premium, and in reliance upon all statements made and information furnished to the Underwriter by the Insured in applying for this bond, and subject to the Declarations, Insuring Agreements, General Agreements, Conditions and Limitations and other terms hereof, agrees to indemnify the Insured for: INSURING AGREEMENTS FIDELITY (A) Loss resulting directly from dishonest or fraudulent acts committed by an Employee acting alone or in collusion with others. Such dishonest or fraudulent acts must be committed by the Employee with the manifest intent: (a) to cause the Insured to sustain such loss; and (b) to obtain financial benefit for the Employee and which, in fact, result in obtaining such benefit. As used in this Insuring Agreement, financial benefit does not include any employee benefits earned in the normal course of employment, including salaries, commissions, fees, bonuses, promotions, awards, profit sharing or pensions. ON PREMISES (B) (1) Loss of Property resulting directly from (a) robbery, burglary, misplacement, mysterious unexplainable disappearance and damage thereto or destruction thereof, or (b) theft, false pretenses, common-law or statutory larceny, committed by a person present in an office or on the premises of the Insured, while the Property is lodged or deposited within offices or premises located anywhere. (2) Loss of or damage to (a) furnishings, fixtures, supplies or equipment within an office of the Insured covered under this bond resulting directly from larceny or theft in, or by burglary or robbery of, such office, or attempt thereat, or by vandalism or malicious mischief, or (b) such office resulting from larceny or theft in, or by burglary or robbery of such office or attempt thereat, or to the interior of such office by vandalism or malicious mischief. provided that (i) the Insured is the owner of such furnishings, fixtures, supplies, equipment, or office or is liable for such loss or damage, and (ii) the loss is not caused by fire. IN TRANSIT (C) Loss of Property resulting directly from robbery, common-law or statutory larceny, theft, misplacement, mysterious unexplainable disappearance, being lost or made away with, and damage thereto or destruction thereof, while the Property is in transit anywhere in the custody of (a) a natural person acting as a messenger of the Insured (or another natural person acting as messenger or custodian during an emergency arising from the incapacity of the original messenger), or (b) a Transportation Company and being transported in an armored motor vehicle, or (c) a Transportation Company and being transported in a conveyance other than an armored motor vehicle provided that covered Property transported in such manner is limited to the following: (i) records, whether recorded in writing or electronically, and (ii) Certified Securities issued in registered form and not endorsed, or with restrictive endorsements, and (iii) Negotiable Instruments not payable to bearer, or not endorsed, or with restrictive endorsements. Coverage under this Insuring Agreement begins immediately upon the receipt of such Property by the natural person or Transportation Company and ends immediately upon delivery to the designated recipient or its agent. FORGERY OR ALTERATION (D) Loss resulting directly from (1) Forgery or alteration of, on or in any Negotiable Instrument (except an Evidence of Debt), Acceptance, Withdrawal Order, receipt for the withdrawal of Property, Certificate of Deposit or Letter of Credit. (2) transferring, paying or delivering any funds or Property or establishing any credit or giving any value on the faith of any written instructions or advices directed to the Insured and authorizing or acknowledging the transfer, payment, delivery or receipt of funds or Property, which instructions or advices purport to have been signed or endorsed by any customer of the Insured or by any financial institution but which instructions or advices either bear a signature which is a Forgery or have been altered without the knowledge and consent of such customer or financial institution. A mechanically reproduced facsimile signature is treated the same as a handwritten signature. SECURITIES (E) Loss resulting directly from the insured having, in good faith, for its own account or for the account of others (1) acquired, sold or delivered, or given value, extended credit or assumed liability, on the faith of, any original (a) Certificated Security, (b) deed, mortgage or other instrument conveying title to, or creating or discharging a lien upon, real property, (c) Evidence of Debt, (d) Instruction to a Federal Reserve Bank of the United States, or (e) Statement of Uncertificated Security of any Federal Reserve Bank of the United States which (i) bears a signature of any maker, drawer, issuer, endorser, assignor, lessee, transfer agent, registrar, acceptor, surety, guarantor, or of any person signing in any other capacity which is a Forgery, or (ii) is altered, or (iii) is lost or stolen; (2) guaranteed in writing or witnessed any signature upon any transfer, assignment, bill of sale, power of attorney, Guarantee, or any items listed in (a) through (c) above. (3) acquired, sold or delivered, or given value, extended credit or assumed liability, on the faith of any item listed in (a) and (b) above which is a Counterfeit. A mechanically reproduced facsimile signature is treated the same as a handwritten signature. COUNTERFEIT CURRENCY (F) Loss resulting directly from the receipt by the Insured, in good faith, of any Counterfeit Money of the United States of America, Canada or of any other country in which the Insured maintains a branch office. GENERAL AGREEMENTS NOMINEES A. Loss sustained by any nominee organized by the Insured for the purpose of handling certain of its business transactions and composed exclusively of its Employees shall, for all the purposes of this bond and whether or not any partner of such nominee is implicated in such loss, be deemed to be loss sustained by the Insured. ADDITIONAL OFFICES OR EMPLOYEES—CONSOLIDATION, MERGER OR PURCHASE OF ASSETS—NOTICE B. If the Insured shall, while this bond is in force, establish any additional offices, other than by consolidation or merger with, or purchase or acquisition of assets or liabilities of, another institution such offices shall be automatically covered hereunder from the date of such establishment without the requirement of notice to the Underwriter or the payment of additional premium for the remainder of the premium period. If the Insured shall, while this bond is in force, consolidate or merge with, or purchase or acquire assets or liabilities of, another institution, the Insured shall not have such coverage as is afforded under this bond for loss which (a) has occurred or will occur in offices or premises, or (b) has been caused or will be caused by an employee or employees of such institution, or (c) has arisen or will arise out of the assets or liabilities acquired by the Insured as a result of such consolidation, merger or purchase or acquisition of assets or liabilities unless the Insured shall (i) give the Underwriter written notice of the proposed consolidation, merger or purchase or acquisition of assets or liabilities prior to the proposed effective date of such action and (ii) obtain the written consent of the Underwriter to extend the coverage provided by this bond to such additional offices or premises, Employees and other exposures, and

Page 4 of 7 TSB 5062b (iii) upon obtaining such consent, pay to the Underwriter an additional premium. CHANGE OF CONTROL—NOTICE C. When the Insured learns of a change in control, it shall give written notice to the Underwriter. As used in this General Agreement, control means the power to determine the management or policy of a controlling holding company or the Insured by virtue of voting stock ownership. A change in ownership of voting stock which results in direct or indirect ownership by a stockholder or an affiliated group of stockholders of ten percent (10%) or more of such stock shall be presumed to result in a change of control for the purpose of the required notice. Failure to give the required notice shall result in termination of coverage for any loss involving a transferee, to be effective upon the date of the stock transfer. REPRESENTATION OF INSURED D. The Insured represents that the information furnished in the application for this bond is complete, true and correct. Such application constitutes part of this bond. Any misrepresentation, omission, concealment or incorrect statement of a material fact, in the application or otherwise, shall be grounds for the rescission of this bond. JOINT INSURED E. If two or more Insureds are covered under this bond, the first named Insured shall act for all Insureds. Payment by the Underwriter to the first named Insured of loss sustained by any Insured shall fully release the Underwriter on account of such loss. If the first named Insured ceases to be covered under this bond, the Insured next named shall thereafter be considered as the first named Insured. Knowledge possessed or discovery made by any Insured shall constitute knowledge or discovery by all Insureds for all purposes of this bond. The liability of the Underwriter for loss or losses sustained by all Insureds shall not exceed the amount for which the Underwriter would have been liable had all such loss or losses been sustained by one Insured. NOTICE OF LEGAL PROCEEDINGS AGAINST INSURED—ELECTION TO DEFEND F. The Insured shall notify the Underwriter at the earliest practicable moment, not to exceed 30 days after notice thereof, of any legal proceeding brought to determine the Insured’s liability for any loss, claim or damage, which, if established, would constitute a collectible loss under this bond. Concurrently, the Insured shall furnish copies of all pleadings and pertinent papers to the Underwriter. The Underwriter, at its sole option, may elect to conduct the defense of such legal proceeding, in whole or in part. The defense by the Underwriter shall be in the Insured’s name through attorneys selected by the Underwriter. The Insured shall provide all reasonable information and assistance required by the Underwriter for such defense. If the Underwriter elects to defend the Insured, in whole or in part, any judgment against the Insured on those counts or causes of action which the Underwriter defended on behalf of the Insured or any settlement in which the Underwriter participates and all attorneys’ fees, costs and expenses incurred by the Underwriter in the defense of the litigation shall be a loss covered by this bond. If the Insured does not give the notices required in subsection (a) of Section 5 of this bond and in the first paragraph of this General Agreement, or if the Underwriter elects not to defend any causes of action, neither a judgment against the Insured, nor a settlement of any legal proceeding by the Insured, shall determine the existence, extent or amount of coverage under this bond for loss sustained by the Insured, and the Underwriter shall not be liable for any attorneys’ fees, costs and expenses incurred by the Insured. With respect to this General Agreement, subsections (b) and (d) of Section 5 of this bond apply upon the entry of such judgment or the occurrence of such settlement instead of upon discovery of loss. In addition, the Insured must notify the Underwriter within 30 days after such judgment is entered against it or after the Insured settles such legal proceeding, and, subject to subsection (e) of Section 5, the Insured may not bring legal proceedings for the recovery of such loss after the expiration of 24 months from the date of such final judgment or settlement. CONDITIONS AND LIMITATIONS DEFINITIONS Section 1. As used in this bond: (a) Acceptance means a draft which the drawee has, by signature written thereon, engaged to honor as presented. (b) Certificate of Deposit means an acknowledgment in writing by a financial institution of receipt of Money with an engagement to repay it. (c) Certificated Security means a share, participation or other interest in property of or an enterprise of the issuer or an obligation of the issuer, which is: (1) represented by an instrument issued in bearer or registered form; (2) of a type commonly dealt in on securities exchanges or markets or commonly recognized in any area in which it is issued or dealt in as a medium for investment; and (3) either one of a class or series or by its terms divisible into a class or series of shares, participations, interests or obligations. (d) Counterfeit means an imitation of an actual valid original which is intended to deceive and to be taken as the original. (e) Employee means (1) a natural person in the service of the Insured at any of the Insured’s offices or premises covered hereunder whom the Insured compensates directly by salary or commissions and whom the Insured has the right to direct and control while performing services for the Insured; (2) an attorney retained by the Insured and an employee of such attorney while either is performing legal services for the Insured; (3) a person provided by an employment contractor to perform employee duties for the Insured under the Insured’s supervision at any of the Insured’s offices or premises covered hereunder, and a guest student pursuing studies or duties in any of said offices or premises; (4) an employee of an institution merged or consolidated with the Insured prior to the effective date of this bond; (5) each natural person, partnership or corporation authorized by the Insured to perform services as data processor of checks or other accounting records of the Insured (not including preparation or modification of computer software or programs), herein called Processor. (Each such Processor, and the partners, officers and employees of such Processor shall, collectively, be deemed to be one Employee for all the purposes of this bond, excepting, however, the second paragraph of Section 12. A Federal Reserve Bank or clearing house shall not be construed to be a processor.); and (6) a Partner of the Insured, unless not covered as stated in Item 4 of the Declarations. (f) Evidence of Debt means an instrument, including a Negotiable Instrument, executed by a customer of the Insured and held by the Insured which in the regular course of business is treated as evidencing the customer’s debt to the Insured. (g) Financial Interest in the Insured of the Insured’s general partner(s), or limited partner(s), committing dishonest or fraudulent acts covered by this bond or concerned or implicated therein means: (1) as respects general partner(s) the value of all right, title and interest of such general partner(s), determined as of the close of business on the date of discovery of loss covered by this bond, in the aggregate of: (a) the “net worth” of the Insured, which for the purposes of this bond, shall be deemed to be the excess of its total assets over its total liabilities, without adjustment to give effect to loss covered by this bond, (except that credit balances and equities in proprietary accounts of the Insured, which shall include capital accounts of partners, investment and trading accounts of the Insured, participations of the Insured in joint accounts, and accounts of partners which are covered by agreements providing for the inclusion of equities therein as partnership property, shall not be considered as liabilities) with securities, spot commodities, commodity future contracts in such proprietary accounts and all other assets marked to market or fair value and with adjustment for profits and losses at the market of contractual commitments for such proprietary accounts of the Insured; and (b) the value of all other Money, securities and property belonging to such general partner(s), or in which such general partner(s) have a pecuniary interest, held by or in the custody of and legally available to the Insured as set- off against loss covered by this bond; provided, however, that if such “net worth” adjusted to give effect to loss covered by this bond and such value of all other Money, securities and property as set forth in (g)(1)(b) preceding, plus the amount of coverage afforded by this bond on account of such loss, is not sufficient to enable the Insured

TSB 5062b Page 5 of 7 to meet its obligations, including its obligations to its partners other than to such general partner(s), then the Financial Interest in the Insured, as above defined, of such general partner(s) shall be reduced in an amount necessary, or eliminated if need be, in order to enable the Insured upon payment of loss under this bond to meet such obligations, to the extent that such payment will enable the Insured to meet such obligations, without any benefit accruing to such general partner(s) from such payment; and (2) as respects limited partners the value of such limited partner’s(’) investment in the Insured. (h) Forgery means the signing of the name of another person or organization with intent to deceive; it does not mean a signature which consists in whole or in part of one’s own name signed with or without authority, in any capacity, for any purpose. (i) Guarantee means a written undertaking obligating the signer to pay the debt of another to the Insured or its assignee or to a financial institution from which the Insured has purchased participation in the debt, if the debt is not paid in accordance with its terms. (j) Instruction means a written order to the issuer of an Uncertificated Security requesting that the transfer, pledge, or release from pledge of the Uncertificated Security specified be registered. (k) Letter of Credit means an engagement in writing by a bank or other person made at the request of a customer that the bank or other person will honor drafts or other demands for payment upon compliance with the conditions specified in the Letter of Credit. (l) Money means a medium of exchange in current use authorized or adopted by a domestic or foreign government as a part of its currency. (m) Negotiable Instrument means any writing (1) signed by the maker or drawer; and (2) containing any unconditional promise or order to pay a sum certain in Money and no other promise, order, obligation or power given by the maker or drawer; and (3) is payable on demand or at a definite time; and (4) is payable to order or bearer. (n) Partner means a natural person who (1) is a general partner of the Insured, or (2) is a limited partner and an Employee (as defined in Section 1(e)(1) of the bond) of the Insured. (o) Property means Money, Certificated Securities, Uncertificated Securities of any Federal Reserve Bank of the United States, Negotiable Instruments, Certificates of Deposit, documents of title, Acceptances, Evidences of Debt, security agreements, Withdrawal Orders, certificates of origin or title, Letters of Credit, insurance policies, abstracts of title, deeds and mortgages on real estate, revenue and other stamps, tokens, unsold state lottery tickets, books of account and other records whether recorded in writing or electronically, gems, jewelry, precious metals of all kinds and in any form, and tangible items of personal property which are not herein before enumerated. (p) Statement of Uncertificated Security means a written statement of the issuer of an Uncertificated Security containing: (1) a description of the Issue of which the Uncertificated Security is a part; (2) the number of shares or units: (a) transferred to the registered owner; (b) pledged by the registered owner to the registered pledgee; (c) released from pledge by the registered pledgee; (d) registered in the name of the registered owner on the date of the statement; or (e) subject to pledge on the date of the statement; (3) the name and address of the registered owner and registered pledgee; (4) a notation of any liens and restrictions of the issuer and any adverse claims to which the Uncertificated Security is or may be subject or a statement that there are none of those liens, restrictions or adverse claims; and (5) the date: (a) the transfer of the shares or units to the new registered owner of the shares or units was registered; (b) the pledge of the registered pledgee was registered, or (c) of the statement, if it is a periodic or annual statement. (q) Transportation Company means any organization which provides its own or leased vehicles for transportation or which provides freight forwarding or air express services. (r) Uncertificated Security means a share, participation or other interest in property of or an enterprise of the issuer or an obligation of the issuer, which is: (1) not represented by an instrument and the transfer of which is registered upon books maintained for that purpose by or on behalf of the issuer; (2) of a type commonly dealt in on securities exchanges or markets; and (3) either one of a class or series or by its terms divisible into a class or series of shares, participations, interests or obligations. (s) Withdrawal Order means a non-negotiable instrument, other than an Instruction, signed by a customer of the Insured authorizing the Insured to debit the customer’s account in the amount of funds stated therein. EXCLUSIONS Section 2. This bond does not cover: (a) loss resulting directly or indirectly from forgery or alteration, except when covered under Insuring Agreements (A), (D), or (E); (b) loss due to riot or civil commotion outside the United States of America and Canada; or loss due to military, naval or usurped power, war or insurrection unless such loss occurs in transit in the circumstances recited in Insuring Agreement (C), and unless, when such transit was initiated, there was no knowledge of such riot, civil commotion, military, naval or usurped power, war or insurrection on the part of any person acting for the Insured in initiating such transit; (c) loss resulting directly or indirectly from the effects of nuclear fission or fusion or radioactivity; provided, however, that this paragraph shall not apply to loss resulting from industrial uses of nuclear energy; (d) loss resulting from any act or acts of any person who is a member of the Board of Directors of the Insured or a member of any equivalent body by whatsoever name known unless such person is also an Employee or an elected official of the Insured in some other capacity, nor, in any event, loss resulting from the act or acts of any person while acting in the capacity of a member of such Board or equivalent body; (e) loss resulting directly or indirectly from the complete or partial nonpayment of, or default upon, any loan or transaction involving the Insured as a lender or borrower, or extension of credit, including the purchase, discounting or other acquisition of false or genuine accounts, invoices, notes, agreements or Evidences of Debt, whether such loan, transaction or extension was procured in good faith or through trick, artifice, fraud or false pretenses, except when covered under Insuring Agreements (A), (D) or (E); (f) loss resulting from any violation by the Insured or by any Employee (1) of law regulating (i) the issuance, purchase or sale of securities, (ii) securities transactions upon security exchanges or over the counter market, (iii) investment companies, or (iv) investment advisers, or (2) of any rule or regulation made pursuant to any such law, unless it is established by the Insured that the act or acts which caused the said loss involved fraudulent or dishonest conduct which would have caused a loss to the Insured in a similar amount in the absence of such laws, rules or regulations; (g) loss resulting directly or indirectly from the failure of a financial or depository institution, or its receiver or liquidator, to pay or deliver, on demand of the Insured, funds or Property of the Insured held by it in any capacity, except when covered under Insuring Agreements (A) or (B)(1)(a); (h) loss caused by an Employee, except when covered under Insuring Agreement (A) or when covered under Insuring Agreement (B) or (C) and resulting directly from misplacement, mysterious unexplainable disappearance or destruction of or damage to Property; (i) loss resulting directly or indirectly from transactions in a customer’s account, whether authorized or unauthorized, except the unlawful withdrawal and conversion of Money, securities or precious metals, directly from a customer’s account by an Employee provided such unlawful withdrawal and conversion is covered under Insuring Agreement (A); (j) damages resulting from any civil, criminal or other legal proceeding in which the Insured is alleged to have engaged in racketeering activity except when the Insured establishes that the act or acts giving rise to such damages were committed by an Employee under circumstances which result directly in a loss to the Insured covered by Insuring Agreement (A). For the purposes of this exclusion, “racketeering activity” is defined in 18 United States Code 1961 et seq., as amended; (k) loss resulting directly or indirectly from the use or purported use of credit, debit, charge, access, convenience, identification, cash management or other cards (1) in obtaining credit or funds, or (2) in gaining access to automated mechanical devices which, on behalf of the Insured, disburse Money, accept deposits, cash checks, drafts or similar written instruments or make credit card loans, or (3) in gaining access to point of sale terminals, customer-bank communication terminals, or similar electronic terminals of electronic funds transfer systems, whether such cards were issued, or purport to have been issued, by the Insured or by anyone other than the Insured, except when covered under Insuring Agreement (A); (l) loss involving automated mechanical devices which, on behalf of the Insured, disburse Money, accept deposits, cash checks, drafts or similar written instruments or make credit card loans, except when covered under Insuring Agreement (A);

Page 6 of 7 TSB 5062b (m) loss through the surrender of Property away from an office of the Insured as a result of a threat (1) to do bodily harm to any person, except loss of Property in transit in the custody of any person acting as messenger provided that when such transit was initiated there was no knowledge by the Insured of any such threat, or (2) to do damage to the premises or property of the Insured, except when covered under Insuring Agreement (A); (n) loss resulting directly or indirectly from payments made or withdrawals from a depositor’s or customer’s account involving erroneous credits to such account, unless such payments or withdrawals are physically received by such depositor or customer or representative of such depositor or customer who is within the office of the Insured at the time of such payment or withdrawal, or except when covered under Insuring Agreement (A); (o) loss involving items of deposit which are not finally paid for any reason, including but not limited to Forgery or any other fraud, except when covered under Insuring Agreement (A); (p) loss resulting directly or indirectly from counterfeiting, except when covered under Insuring Agreements (A), (E) or (F); (q) loss of any tangible item of personal property which is not specifically enumerated in the paragraph defining Property if such property is specifically insured by other insurance of any kind and in any amount obtained by the Insured, and in any event, loss of such property occurring more than 60 days after the Insured takes possession of such property, except when covered under Insuring Agreements (A) or (B)(2); (r) loss of Property while (1) in the mail, or (2) in the custody of any Transportation Company, unless covered under Insuring Agreement (C), except when covered under Insuring Agreement (A); (s) potential income, including but not limited to interest and dividends, not realized by the Insured or by any customer of the Insured; (t) damages of any type for which the Insured is legally liable, except compensatory damages, but not multiples thereof, arising directly from a loss covered under this bond; (u) all fees, costs and expenses incurred by the Insured (1) in establishing the existence of or amount of loss covered under this bond, or (2) as a party to any legal proceeding whether or not such legal proceeding exposes the Insured to loss covered by this bond; (v) indirect or consequential loss of any nature; (w) loss involving any Uncertificated Security except an Uncertificated Security of any Federal Reserve Bank of the United States or when covered under Insuring Agreement (A); (x) loss resulting directly or indirectly from any dishonest or fraudulent act or acts committed by any non-Employee who is a securities, commodities, money, mortgage, real estate, loan, insurance, property management, investment banking broker, agent or other representative of the same general character; (y) loss caused directly or indirectly by a Partner of the Insured unless the amount of such loss exceeds the Financial Interest in the Insured of such Partner and the Deductible Amount applicable to this bond, and then for the excess only; (z) loss resulting directly or indirectly from any actual or alleged representation, advice, warranty or guarantee as to the performance of any investments; (aa) loss due to liability imposed upon the Insured as a result of the unlawful disclosure of non-public material information by the Insured or any Employee, or as a result of any Employee acting upon such information, whether authorized or unauthorized. DISCOVERY Section 3. This bond applies to loss discovered by the Insured during the Bond Period. Discovery occurs when the Insured first becomes aware of facts which would cause a reasonable person to assume that a loss of a type covered by this bond has been or will be incurred, regardless of when the act or acts causing or contributing to such loss occurred, even though the exact amount or details of loss may not then be known. Discovery also occurs when the Insured receives notice of an actual or potential claim in which it is alleged that the Insured is liable to a third party under circumstances which, if true, would constitute a loss under this bond. LIMIT OF LIABILITY Section 4. Aggregate Limit of Liability The Underwriter’s total liability for all losses discovered during the Bond Period shown in Item 2 of the Declarations shall not exceed the Aggregate Limit of Liability shown in Item 3 of the Declarations. The Aggregate Limit of Liability shall be reduced by the amount of any payment made under the terms of this bond. Upon exhaustion of the Aggregate Limit of Liability by such payments: (a) The Underwriter shall have no further liability for loss or losses regardless of when discovered and whether or not previously reported to the Underwriter, and (b) The Underwriter shall have no obligation under General Agreement F to continue the defense of the Insured, and upon notice by the Underwriter to the Insured that the Aggregate Limit of Liability has been exhausted, the Insured shall assume all responsibility for its defense at its own cost. The Aggregate Limit of Liability shall not be increased or reinstated by any recovery made and applied in accordance with subsections (a), (b) and (c) of Section 7. In the event that a loss of Property is settled by the Underwriter through the use of a lost instrument bond, such loss shall not reduce the Aggregate Limit of Liability. Single Loss Limit of Liability Subject to the Aggregate Limit of Liability, the Underwriter’s liability for each Single Loss shall not exceed the applicable Single Loss Limit of Liability shown in Item 4 of the Declarations. If a Single Loss is covered under more than one Insuring Agreement or Coverage, the maximum payable shall not exceed the largest applicable Single Loss Limit of Liability. Single Loss Defined Single Loss means all covered loss, including court costs and attorneys’ fees incurred by the Underwriter under General Agreement F, resulting from (a) any one act or series of related acts of burglary, robbery or attempt thereat, in which no Employee is implicated, or (b) any one act or series of related unintentional or negligent acts or omissions on the part of any person (whether an Employee or not) resulting in damage to or destruction or misplacement of Property, or (c) all acts or omissions other than those specified in (a) and (b) preceding, caused by any person (whether an Employee or not) or in which such person is implicated, or (d) any one casualty or event not specified in (a), (b) or (c) preceding. NOTICE/PROOF—LEGAL PROCEEDINGS AGAINST UNDERWRITER Section 5. (a) At the earliest practicable moment, not to exceed 30 days, after discovery of loss, the Insured shall give the Underwriter notice thereof. (b) Within 6 months after such discovery, the Insured shall furnish to the Underwriter proof of loss, duly sworn to, with full particulars. (c) Lost Certificated Securities listed in a proof of loss shall be identified by certificate or bond numbers if such securities were issued therewith. (d) Legal proceedings for the recovery of any loss hereunder shall not be brought prior to the expiration of 60 days after the original proof of loss is filed with the Underwriter or after the expiration of 24 months from the discovery of such loss. (e) If any limitation embodied in this bond is prohibited by any law controlling the construction hereof, such limitation shall be deemed to be amended so as to equal the minimum period of limitation provided by such law. (f) This bond affords coverage only in favor of the Insured. No suit, action or legal proceedings shall be brought hereunder by any one other than the named Insured. VALUATION Section 6. Any loss of Money, or loss payable in Money, shall be paid, at the option of the Insured, in the Money of the country in which the loss was sustained or in the United States of America dollar equivalent thereof determined at the rate of exchange at the time of payment of such loss. Securities The Underwriter shall settle in kind its liability under this bond on account of a loss of any securities or, at the option of the Insured, shall pay to the Insured the cost of replacing such securities, determined by the market value thereof at the time of such settlement. However, if prior to such settlement the Insured shall be compelled by the demands of a third party or by market rules to purchase equivalent securities, and gives written notification of this to the Underwriter, the cost incurred by the Insured shall be taken as the value of those securities. In case of a loss of subscription, conversion or redemption privileges through the misplacement or loss of securities, the amount of such loss shall be the value of such privileges immediately preceding the expiration thereof. If such securities cannot be replaced or have no quoted market value, or if such privileges have no quoted market value, their value shall be determined by agreement or arbitration. If the applicable coverage of this bond is subject to a Deductible Amount and/or is not sufficient in amount to indemnify the Insured in full for the loss of securities for which claim is made hereunder, the liability of the Underwriter under this bond is limited to the payment for, or the duplication of, so much of such securities as has a value equal to the amount of such applicable coverage.

TSB 5062b Page 7 of 7 Books of Account and Other Records In case of loss of, or damage to, any books of account or other records used by the Insured in its business, the Underwriter shall be liable under this bond only if such books or records are actually reproduced and then for not more than the cost of the blank books, blank pages or other materials plus the cost of labor for the actual transcription or copying of data which shall have been furnished by the Insured in order to reproduce such books and other records. Property other than Money, Securities or Records In case of loss of, or damage to, any Property other than Money, securities, books of account or other records, or damage covered under Insuring Agreement (B)(2), the Underwriter shall not be liable for more than the actual cash value of such Property, or of items covered under Insuring Agreement (B)(2). The Underwriter may, at its election, pay the actual cash value of, replace or repair such property. Disagreement between the Underwriter and the Insured as to the cash value or as to the adequacy of repair or replacement shall be resolved by arbitration. Set-Off Any loss covered under this bond shall be reduced by a set-off consisting of any amount owed to the Employee causing the loss if such loss is covered under Insuring Agreement (A) ASSIGNMENT— SUBROGATION— RECOVERY— COOPERATION Section 7. (a) In the event of payment under this bond, the Insured shall deliver, if so requested by the Underwriter, an assignment of such of the Insured’s rights, title and interest and causes of action as it has against any person or entity to the extent of the loss payment. (b) In the event of payment under this bond, the Underwriter shall be subrogated to all of the Insured’s rights of recovery therefor against any person or entity to the extent of such payment. (c) Recoveries, whether effected by the Underwriter or by the Insured, shall be applied net of the expense of such recovery first to the satisfaction of the Insured’s loss which would otherwise have been paid but for the fact that it is in excess of either the Single or Aggregate Limit of Liability, secondly, to the Underwriter as reimbursement of amounts paid in settlement of the Insured’s claim, and thirdly, to the Insured in satisfaction of any Deductible Amount. Recovery on account of loss of securities as set forth in the second paragraph of Section 6 or recovery from reinsurance and/or indemnity of the Underwriter shall not be deemed a recovery as used herein. (d) Upon the Underwriter’s request and at reasonable times and places designated by the Underwriter the Insured shall (1) submit to examination by the Underwriter and subscribe to the same under oath; and (2) produce for the Underwriter’s examination all pertinent records; and (3) cooperate with the Underwriter in all matters pertaining to the loss. (e) The Insured shall execute all papers and render assistance to secure to the Underwriter the rights and causes of action provided for herein. The Insured shall do nothing after discovery of loss to prejudice such rights or causes of action. LIMIT OF LIABILITY UNDER THIS BOND AND PRIOR INSURANCE Section 8. With respect to any loss set forth in sub-section (c) of Section 4 of this bond which is recoverable or recovered in whole or in part under any other bonds or policies issued by the Underwriter to the Insured or to any predecessor in interest of the Insured and terminated or canceled or allowed to expire and in which the period for discovery has not expired at the time any such loss thereunder is discovered, the total liability of the Underwriter under this bond and under such other bonds or policies shall not exceed, in the aggregate, the amount carried hereunder on such loss or the amount available to the Insured under such other bonds or policies, as limited by the terms and conditions thereof, for any such loss if the latter amount be the larger. If the coverage of this bond supersedes in whole or in part the coverage of any other bond or policy of insurance issued by an Insurer other than the Underwriter and terminated, canceled or allowed to expire, the Underwriter, with respect to any loss sustained prior to such termination, cancelation or expiration and discovered within the period permitted under such other bond or policy for the discovery of loss thereunder, shall be liable under this bond only for that part of such loss covered by this bond as is in excess of the amount recoverable or recovered on account of such loss under such other bond or policy, anything to the contrary in such other bond or policy notwithstanding. OTHER INSURANCE OR INDEMNITY Section 9. Coverage afforded hereunder shall apply only as excess over any valid and collectible insurance or indemnity obtained by the Insured, or by one other than the Insured on Property subject to exclusion (q) or by a Transportation Company, or by another entity on whose premises the loss occurred or which employed the person causing the loss or the messenger conveying the Property involved. OWNERSHIP Section 10. This bond shall apply to loss of Property (1) owned by the Insured, (2) held by the Insured in any capacity, or (3) for which the Insured is legally liable. This bond shall be for the sole use and benefit of the Insured named in the Declarations. DEDUCTIBLE AMOUNT Section 11. The Underwriter shall be liable hereunder only for the amount by which any single loss, as defined in Section 4, exceeds the Single Loss Deductible amount for the Insuring Agreement or Coverage applicable to such loss, subject to the Aggregate Limit of Liability and the applicable Single Loss Limit of Liability. The Insured shall, in the time and in the manner prescribed in this bond, give the Underwriter notice of any loss of the kind covered by the terms of this bond, whether or not the Underwriter is liable therefor, and upon the request of the Underwriter shall file with it a brief statement giving the particulars concerning such loss. TERMINATION OR CANCELATION Section 12. This bond terminates as an entirety upon occurrence of any of the following:—(a) 60 days after the receipt by the Insured of a written notice from the Underwriter of its desire to cancel this bond, or (b) immediately upon the receipt by the Underwriter of a written notice from the Insured of its desire to cancel this bond, or (c) immediately upon the taking over of the Insured by a receiver or other liquidator or by State or Federal officials, or (d) immediately upon the taking over of the Insured by another institution, or (e) immediately upon exhaustion of the Aggregate Limit of Liability, or (f) immediately upon expiration of the Bond Period as set forth in Item 2 of the Declarations. This bond terminates as to any Employee or any partner, officer or employee of any Processor—(a) as soon as any Insured, or any director or officer not in collusion with such person, learns of any dishonest or fraudulent act committed by such person at any time, whether in the employment of the Insured or otherwise, whether or not of the type covered under Insuring Agreement (A), against the Insured or any other person or entity, without prejudice to the loss of any Property then in transit in the custody of such person, or (b) 15 days after the receipt by the Insured of a written notice from the Underwriter of its desire to cancel this bond as to such person. Termination of the bond as to any Insured terminates liability for any loss sustained by such Insured which is discovered after the effective date of such termination. In witness whereof, the Underwriter has caused this bond to be executed on the Declarations page.

RIDER To be attached to and form part of Bond No. BFBD-45000280-26 in favor of TCG BDC, Inc. It is agreed that: 1. "Employee" as used in the attached bond shall include any natural person who is a director or trustee of the Insured while such director or trustee is engaged in handling funds or other property of any Employee Welfare or Pension Benefit Plan owned, controlled or operated by the Insured or any natural person who is a trustee, manager, officer or employee of any such Plan. 2. If the bond, in accordance with the agreements, limitations and conditions thereof, covers loss sustained by two or more Employee Welfare or Pension Benefit Plans or sustained by any such Plan in addition to loss sustained by an Insured other than such Plan, it is the obligation of the Insured or the Plan Administrator(s) of such Plans under Regulations published by the Secretary of Labor implementing Section 13 of the Welfare and Pension Plans Disclosure Act of 1958 to obtain under one or more bonds issued by one or more Insurers an amount of coverage for each such Plan at least equal to that which would be required if such Plans were bonded separately. 3. In compliance with the foregoing, payment by the Company in accordance with the agreements, limitations and conditions of the bond shall be held by the Insured, or, if more than one, by the Insured first named, for the use and benefit of any Employee Welfare or Pension Benefit Plan sustaining loss so covered and to the extent that such payment is in excess of the amount of coverage required by such Regulations to be carried by said Plan sustaining such loss, such excess shall be held for the use and benefit of any other such Plan also covered in the event that such other Plan discovers that it has sustained loss covered thereunder. 4. If money or other property of two or more Employee Welfare or Pension Benefit Plans covered under the bond is commingled, recovery for loss of such money or other property through fraudulent or dishonest acts of Employees shall be shared by such Plans on a pro rata basis in accordance with the amount for which each such Plan is required to carry bonding coverage in accordance with the applicable provisions of said Regulations. 5. The Deductible Amount of this bond applicable to loss sustained by a Plan through acts committed by an Employee of the Plan shall be waived, but only up to an amount equal to the amount of coverage required to be carried by the Plan because of compliance with the provisions of the Employee Retirement Income Security Act of 1974. 6. Nothing herein contained shall be held to vary, alter, waive or extend any of the terms, conditions, provisions, agreements or limitations of the bond, other than as stated herein. 7. This rider is effective as of 12:01 a.m. on 04/12/2021 Accepted: ERISA RIDER TO COMPLY WITH BONDING REGULATIONS MADE APPLICABLE TO THE EM- PLOYEE RETIREMENT INCOME SECURITY ACT OF 1974. NOTE: This rider should not be used for any insured exempted from the bonding provi sions of the Act. REVISED TO JUNE, 1990 SR 6145b

BCR FIB 00 01 15 Page 1 of 1  BOND NUMBER: BFBD-45000280-26 BCR FIB 00 01 15 INSURED: TCG BDC, Inc. RIDER #: 2 EFFECTIVE DATE: 04/12/2021 EXPIRATION DATE: 04/12/2022 DATE OF ISSUANCE: 04/12/2021 THIS RIDER CHANGES THE BOND. PLEASE READ IT CAREFULLY. FORMS INDEX Forms and Riders Forming Part of this Bond When Issued: Form Number and Edition Date Description of Form or Rider: BCR WDC 01 01 15 Berkley Crime We Deliver Cover Page TSB 5062b 10 87 Financial Institution Bond Form 14 Declarations SR 6145b 06 90 Pension Plans, ERISA BCR FIB 00 01 15 Forms Index BCR FIB 01 01 15 Premium Rider BCR FIB 02 01 15 Omnibus Named Insured Rider BCR FIB 03 01 15 Credit Rating Cancellation Rider BCR FIB 06 01 15 Computer Crime Rider BCR FIB 10 01 15 Unauthorized Signatures Rider BCR FIB 12 01 15 Amend Insuring Agreement (A) - Fidelity Rider (Carve Back for Loans & Trading) BCR FIB 13 01 15 Amend Insuring Agreement (F) - Counterfeit Currency Rider BCR FIB 16 01 15 Amend Termination or Cancellation (Paragraph 1) Rider BCR FIB 19 01 15 Stop Payment Rider BCR FIB 24 01 15 Amend Exclusion J Rider (Racketeering) BCR FIB 36 01 15 Revised Representation of Insured Rider BCR FIB 84 04 16 Corporate Deception Fraud Rider BCR FIB 105 05 19 Fidelity Claims Expense Rider BCR FIB 106 05 19 Audit Expense Coverage Rider (Amend Fidelity Insuring Agreement) SR 5109b 09 07 Adding or Deducting Insureds Rider SR 6180d 07 09 New York BCR FIB 86 12 17 Office of Foreign Assets Control Rider - Endorsement BCR WDB 01 01 15 Berkley Crime We Deliver Back Page All other terms, conditions, limitations and exclusions remain unchanged.

BCR FIB 01 01 15 Page 1 of 1  BOND NUMBER: BFBD-45000280-26 BCR FIB 01 01 15 INSURED: TCG BDC, Inc. RIDER #: 3 EFFECTIVE DATE: 04/12/2021 EXPIRATION DATE: 04/12/2022 DATE OF ISSUANCE: 04/12/2021 THIS RIDER CHANGES THE BOND. PLEASE READ IT CAREFULLY. PREMIUM RIDER For the period from 12:01 A.M. on 04/12/2021 to 12:01 A.M. on 04/12/2022 the premium for the attached bond is $15,345. All other terms, conditions, limitations and exclusions remain unchanged.

BCR FIB 02 01 15 Page 1 of 1  BOND NUMBER: BFBD-45000280-26 BCR FIB 02 01 15 INSURED: TCG BDC, Inc. RIDER #: 4 EFFECTIVE DATE: 04/12/2021 EXPIRATION DATE: 04/12/2022 DATE OF ISSUANCE: 04/12/2021 THIS RIDER CHANGES THE BOND. PLEASE READ IT CAREFULLY. OMNIBUS INSURED RIDER The Named Insured is amended to include: 1. Any entity which is subject to control by the Insured by reason of operation of such entity through voting control or by written contract. 2. Any entity which is subject to control by the Insured by reason of an ownership interest in such entity in excess of 50%. 3. Any entity in which the Insured has an ownership interest of 50% or less: a. if you are legally liable for loss sustained by the entity; or b. but only up to the proportion that your ownership interest in the entity bears to the total interest of all owners, if you are not legally liable for loss sustained by the entity. 4. Any Employee Welfare or Pension Benefit Plan owned, controlled or operated by the Insured, that is required to be bonded under the Employee Retirement Income Security Act of 1974 and any amendments thereto. All other terms, conditions, limitations and exclusions remain unchanged.

BCR FIB 03 01 15 Page 1 of 1  BOND NUMBER: BFBD-45000280-26 BCR FIB 03 01 15 INSURED: TCG BDC, Inc. RIDER #: 5 EFFECTIVE DATE: 04/12/2021 EXPIRATION DATE: 04/12/2022 DATE OF ISSUANCE: 04/12/2021 THIS RIDER CHANGES THE BOND. PLEASE READ IT CAREFULLY. CREDIT RATING CANCELLATION RIDER In the event that a financial strength rating is issued for the Company (1) below A- by A.M. Best Company, Inc., or (2) below BBB by Standard & Poor’s, (hereinafter “Credit Rating Downgrade”), and the Insured notifies the Company of its intent to cancel this bond within 30 days after such Credit Rating Downgrade, the Company shall return the premium due to the Insured on a pro-rata basis. All other terms, conditions, limitations and exclusions remain unchanged.

BOND NUMBER: BFBD-45000280-26
INSURED: TCG BDC, Inc.
EFFECTIVE DATE: 04/12/2021
DATE OF ISSUANCE: 04/12/2021

BCR FIB 06 01 15
RIDER #: 6
EXPIRATION DATE: 04/12/2022

THIS RIDER CHANGES THE BOND. PLEASE READ IT CAREFULLY.

COMPUTER CRIME RIDER

All of the terms, conditions and limitations of this financial institution bond shall apply to coverage as is afforded by this Rider unless specifically stated otherwise herein or in any Rider attached hereto.

Item 4 of the **DECLARATIONS** is amended by adding the following under Optional Insuring Agreements and Coverages:

Insuring Agreements	**Single Loss Limit of Liability**	**Single Loss Deductible**
1. Computer Systems Fraud	$5,000,000	$100,000
2. Data Processing Service Operations	$5,000,000	$100,000
3. Voice Initiated Transfer Fraud	$5,000,000	$100,000
4. Telefacsimile Transfer Fraud	$5,000,000	$100,000
5. Destruction of Data or Programs by Hacker	$5,000,000	$100,000
6. Destruction of Data or Programs by Virus	$5,000,000	$100,000
7. Voice Computer Systems Fraud	Not Covered	Not Covered

Insuring Agreement 1 of this Rider is mandatory; all others are optional. If "Not Covered" is inserted opposite any specified optional Insuring Agreement, such Insuring Agreement and any other reference thereto in this Rider shall be deemed to be deleted therefrom.

Voice Initiated Transfer Fraud

Under the terms of the Voice Initiated Transfer Fraud Insuring Agreement, the Insured must place a verification call–back for each transfer in excess of **$100,000**.

Telefacsimile Transfer Fraud

Under the terms of the Telefacsimile Transfer Fraud Insuring Agreement, the Insured must place a verification call–back for each transfer in excess of **$100,000**.

The following are added as additional **INSURING AGREEMENTS** and **CONDITIONS AND LIMITATIONS** to the Bond:

INSURING AGREEMENTS

1. COMPUTER SYSTEMS FRAUD

Loss resulting directly from a fraudulent

(1) entry of Electronic Data or Computer Program into, or

(2) change of Electronic Data or Computer Program within

any Computer System operated by the Insured, whether owned or leased; or any Computer System identified in the application for this bond; or a Computer System first used by the Insured during the bond period, as provided by General Agreement B;

provided the entry or change causes

(i) property to be transferred, paid or delivered,

BCR FIB 06 01 15 **Page 1 of 7**

BCR FIB 06 01 15 Page 2 of 7  (ii) an account of the Insured, or of its customer, to be added, deleted, debited or credited, or (iii) an unauthorized account or a fictitious account to be debited or credited. In this Insuring Agreement, fraudulent entry or change shall include such entry or change made by an employee of the Insured acting in good faith (a) on an instruction from a software contractor who has a written agreement with the Insured to design, implement or service programs for a Computer System covered by this Insuring Agreement, or (b) on an instruction transmitted by Tested telex or similar means of Tested communication identified in the application for this bond purportedly sent by a customer, financial institution, or automated clearing house. 2. DATA PROCESSING SERVICE OPERATIONS Loss sustained by a Client of the Insured resulting directly from a fraudulent (1) entry of Electronic Data or a Computer Program into, or (2) change of Electronic Data or a Computer Program within a Computer System covered under the terms of Insuring Agreement 1, or (3) entry or change of Electronic Data during electronic transmission or physical transit from the Insured to its Client, provided that the entry or change causes (i) property to be transferred, paid or delivered, (ii) an account of the Client, or a customer of the Client, to be added, deleted, debited or credited, or (iii) an unauthorized account or a fictitious account to be debited or credited, and for which loss the Insured is legally liable to the Client as a provider of data processing services for such Client. In this Insuring Agreement, fraudulent entry or change shall include such entry or change made by an employee of the Insured acting in good faith (a) on an instruction from a software contractor who has a written agreement with the Insured to design, implement or service programs for a Computer System covered by this Insuring Agreement, or (b) on an instruction transmitted by Tested telex or similar means of Tested communication identified in the application for this bond purportedly sent by a customer, financial institution, or automated clearing house. In this Insuring Agreement, Client means an entity for whom the Insured serves as data processor under the terms of a written agreement. 3. VOICE INITIATED TRANSFER FRAUD Loss resulting directly from the Insured having, in good faith, transferred Funds from a Customer’s account through a Computer System covered under the terms of Insuring Agreement 1 in reliance upon a fraudulent voice instruction transmitted by telephone which was purported to be from (1) an officer, director, partner or employee of a Customer of the Insured who was authorized by the Customer to instruct the Insured to make such transfer, (2) an individual person who is a Customer of the Insured, or (3) an employee of the Insured in another office of the Insured who was authorized by the Insured to instruct other employees of the Insured to transfer Funds, and was received by an employee of the Insured specifically designated to receive and act upon such instructions, but the voice instruction was not from a person described in (1), (2), or (3) above, provided that

BCR FIB 06 01 15 Page 3 of 7  (i) such voice instruction was electronically recorded by the Insured and required password(s) or code word(s) given; and (ii) if the transfer was in excess of the amount shown on the Declarations Page as the verification call-back amount for this Insuring Agreement, the voice instruction was verified by a call-back according to a prearranged procedure. As used in this Insuring Agreement, Customer means an entity or individual which has a written agreement with the Insured authorizing the Insured to rely on voice instructions to initiate transfers and has provided the Insured with the names of persons authorized to initiate such transfers, and with which the Insured has established an instruction verification mechanism. 4. TELEFACSIMILE TRANSFER FRAUD Loss resulting directly from the Insured having, in good faith, transferred or delivered Funds, Certificated Securities or Uncertificated Securities through a Computer System covered under the terms of Insuring Agreement 1 in reliance upon a fraudulent instruction received through a Telefacsimile Device, and which instruction (1) purports and reasonably appears to have originated from (a) a Customer of the Insured, (b) another financial institution, or (c) another office of the Insured but, in fact, was not originated by the Customer or entity whose identification it bears and (2) contains a valid test code which proves to have been used by a person who was not authorized to make use of it, and (3) contains the name of a person authorized to initiate such transfer; provided that, if the transfer was in excess of the amount shown on the Declarations Page as the verification call-back amount for this Insuring Agreement, the instruction was verified by a call-back according to a prearranged procedure. As used in this Insuring Agreement, Customer means an entity or individual which has a written agreement with the Insured authorizing the Insured to rely on Telefacsimile Device instructions to initiate transfers and has provided the Insured with the names of persons authorized to initiate such transfers, and with which the Insured has established an instruction verification mechanism. 5. DESTRUCTION OF DATA OR PROGRAMS BY HACKER Loss resulting directly from the malicious destruction of, or damage to, Electronic Data or Computer Programs owned by the Insured or for which the Insured is legally liable while stored within a Computer System covered under the terms of Insuring Agreement 1. The liability of the Company shall be limited to the cost of duplication of such Electronic Data or Computer Programs from other Electronic Data or Computer Programs which shall have been furnished by the Insured. In the event, however, that destroyed or damaged Computer Programs cannot be duplicated from other Computer Programs, the Company will pay the cost incurred for computer time, computer programmers, consultants or other technical specialists as is reasonably necessary to restore the Computer Programs to substantially the previous level of operational capability. 6. DESTRUCTION OF DATA OR PROGRAMS BY VIRUS Loss resulting directly from the malicious destruction of, or damage to, Electronic Data or Computer Programs owned by the Insured or for which the Insured is legally liable while stored within a Computer System covered under the terms of Insuring Agreement 1 if such destruction or damage was caused by a computer program or similar instruction which was written or altered to incorporate a hidden instruction designed to destroy or damage Electronic Data or Computer Programs in the Computer System in which the computer program or instruction so written or so altered is used. The liability of the Company shall be limited to the cost of duplication of such Electronic Data or Computer Programs from other Electronic Data or Computer Programs which shall have been furnished by the Insured.

BCR FIB 06 01 15 Page 4 of 7  In the event, however, that destroyed or damaged Computer Programs cannot be duplicated from other Computer Programs, the Company will pay the cost incurred for computer time, computer programmers, consultants or other technical specialists as is reasonably necessary to restore the Computer Programs to substantially the previous level of operational capability. Special Condition: Under this Insuring Agreement, “Single Loss” means all covered costs incurred by the Insured between the time destruction or damage is discovered and the time the Computer System is restored to substantially the previous level of operational capability. Recurrence of destruction or damage after the Computer System is restored shall constitute a separate “Single Loss.” 7. VOICE COMPUTER SYSTEM FRAUD Loss resulting directly from charges for voice telephone long-distance toll calls which were incurred due to the fraudulent use or fraudulent manipulation of an Account Code or System Password required to obtain access to a Voice Computer System owned or leased by the Insured, installed on the Insured’s premises, whose System Administration is performed and controlled by the Insured; provided, however, that the unauthorized access was not made possible by (1) failure to incorporate a System Password feature or failure to change the System Password at least once every 30 days thereafter, or (2) failure to have a call-disconnect feature in operation to automatically terminate a caller’s access to the Voice Computer System after not more than three unsuccessful attempts to input an Account Code. Special Condition: Under this Insuring Agreement, “Single Loss” means loss resulting from toll call charges made only on telephone lines directly controlled by one Voice Computer System and only toll call charges occurring for a period of not more than 30 days inclusive of the date on which the first such toll call charge was made. CONDITIONS AND LIMITATIONS Section 1. DEFINITIONS As used in this Rider: (a) Account Code means a confidential and protected string of characters which identifies or authenticates a person and permits that person to gain access to a Voice Computer System for the purpose of making toll calls or utilizing voice mail box messaging capabilities or other similar functional features of the System; (b) Certificated Security means a share, participation or other interest in the property, of or an enterprise of, the issuer or an obligation of the issuer, which is: (1) represented by an instrument issued in bearer or registered form; (2) of a type commonly dealt in on securities exchanges or markets or commonly recognized in any area in which it is issued or dealt in as a medium for investment, and (3) either one of a class or series or by its terms divisible into a class or series of shares, participations, interests or obligations; (c) Computer Program means a set of related electronic instructions which direct the operations and functions of a computer or devices connected to it which enable the computer or devices to receive, process, store or send Electronic Data; (d) Computer System means (1) computers with related peripheral components, including storage components wherever located, (2) systems and applications software, (3) terminal devices, and (4) related communication networks by which Electronic Data are electronically collected, transmitted, processed, stored and retrieved; (e) Electronic Data means facts or information converted to a form usable in a Computer System by Computer Programs and which is stored on magnetic tapes or disks, or optical storage disks or other bulk media; (f) Funds means Money on deposit in an account;

BCR FIB 06 01 15 Page 5 of 7  (g) Money means a medium of exchange in current use authorized or adopted by a domestic or foreign government as a part of its currency; (h) System Administration means the performance of security functions including but not limited to defining authorized persons to access a Voice Computer System and adding, changing and deleting Account Codes or passwords in connection therewith; and invoking or revoking a System option which directs telephone call routing or which adds, moves or drops telephone lines or which performs any other similar activity allowed by a hardware or software-based System option that has been incorporated by a manufacturer or vendor into a System or any component thereof provided said System option is not intended for the sole use of such manufacturer or vendor; (i) System Maintenance means the performance of hardware and software installation, diagnostics and corrections and similar activities that are performed in the usual custom and practice by a manufacturer or vendor to establish or maintain the basic operational functionality of a Voice Computer System or any component thereof; (j) System Password means a confidential and protected string of characters which identifies or authenticates a person and permits that person to gain access to a Voice Computer System or any portion thereof for the purpose of performing System Administration or System Maintenance activities; (k) Telefacsimile Device means a machine capable of sending or receiving a duplicate image of a document by means of electronic impulses transmitted through a telephone line and which reproduces the duplicate image on paper; (l) Tested means a method of authenticating the contents of a communication by placing a valid test key on it which has been agreed upon by the Insured and a customer, automated clearing house, or another financial institution for the purpose of protecting the integrity of the communication in the ordinary course of business; (m) Uncertificated Security means a share, participation or other interest in property of, or an enterprise of, the issuer or an obligation of the issuer, which is: (1) not represented by an instrument and the transfer of which is registered upon books maintained for that purpose by or on behalf of the issuer, (2) of a type commonly dealt in on securities exchanges or markets, and (3) either one of a class or series or by its terms divisible into a class or series of shares, participations, interests or obligations; (n) Voice Computer System means a Computer System installed in one location which functions as a private branch exchange (PBX), voice mail processor, automated call attendant or provides a similar capability used for the direction or routing of telephone calls in a voice communications network. Section 2. EXCLUSIONS This Rider does not cover: (a) any loss of the type or kind covered by the Insured’s financial institution bond, regardless of any deductible amount or limit of liability; (b) loss caused by a director or employee of the Insured or by a person in collusion with any director or employee of the Insured; (Collusion shall include the willful withholding of knowledge from the Insured by any director or employee that a fraudulent act by a person not an employee has been or will be perpetrated against the Insured.); (c) loss resulting directly or indirectly from entry or change of Electronic Data or Computer Programs in a Computer System, unless covered under Insuring Agreement 1 or 2; (d) loss resulting directly or indirectly from the Insured having transferred Funds in reliance on the validity of a voice instruction, unless covered under Insuring Agreement 1 or 3; (e) loss resulting directly or indirectly by the Insured having transferred or delivered Funds, Certificated Securities or Uncertificated Securities in reliance on an instruction received through a Telefacsimile Device, unless covered under Insuring Agreement 4; (f) loss resulting directly or indirectly from theft of confidential information;

BCR FIB 06 01 15 Page 6 of 7  (g) loss resulting directly or indirectly from payments made or withdrawals from a depositor’s account involving items of deposit which are not finally paid for any reason; (h) potential income, including but not limited to interest and dividends; (i) damages of any type for which the Insured is legally liable, except compensatory damages, but not multiples thereof, arising directly from a loss covered under this Rider; (j) loss resulting directly or indirectly from the assumption of liability by the Insured by contract unless the liability arises from a loss covered by this Rider and would be imposed on the Insured regardless of the existence of the contract; (k) any fees, costs and expenses incurred by the Insured (1) in establishing the existence of or amount of loss covered under this Rider, or (2) as a party to any legal proceeding whether or not such legal proceeding exposes the Insured to loss covered by this Rider; (l) indirect or consequential loss of any nature; (m) the cost of duplication of Electronic Data or Computer Programs, unless covered under Insuring Agreement 5 or 6; (n) loss involving a Voice Computer System, unless covered under Insuring Agreement 7; (o) loss involving automated mechanical devices which, on behalf of the Insured, disburse Money, accept deposits, cash checks, drafts or similar written instruments or make credit card loans; (p) loss resulting directly or indirectly from (1) written instructions or advices, or (2) telegraphic or cable instructions or advices; unless the instructions or advices are Tested and the loss is covered under Insuring Agreement 1 or 2; (q) loss resulting directly or indirectly from negotiable instruments, securities, documents or other written instruments which bear a forged signature, or are counterfeit, altered or otherwise fraudulent and which are used as source documentation in the preparation of Electronic Data or manually keyed into a data terminal; (r) loss resulting directly or indirectly from the fraudulent preparation, or fraudulent modification of Computer Programs unless covered under Insuring Agreement 1 or 2; (s) loss resulting directly or indirectly from (1) mechanical failure, faulty construction, error in design, latent defect, fire, wear or tear, gradual deterioration, electrical disturbance or electrical surge which affects a Computer System, or (2) failure or breakdown of electronic data processing media, or (3) error or omission in programming or processing; (t) loss due to riot or civil commotion or loss due to military, naval or usurped power, war or insurrection; (u) loss resulting directly or indirectly from the effects of nuclear fission or fusion or radioactivity; provided, however, that this exclusion shall not apply to loss resulting from industrial uses of nuclear energy; (v) loss as a result of a threat (1) to do bodily harm to any person, or (2) to do damage to the premises or property of the Insured, or (3) to Computer System operations; (w) loss resulting directly or indirectly from the use of a telephone credit, debit, charge, identification or similar card to gain access to the Insured’s Voice Computer System; (x) loss resulting directly or indirectly from the use or purported use of credit, debit, charge, access, convenience, customer identification or other cards;

BCR FIB 06 01 15 Page 7 of 7  (y) loss resulting directly or indirectly from the input of Electronic Data into a Computer System terminal device either on the premises of a customer of the Insured or under the control of such customer by a person who had authorized access to the customer’s authentication mechanism. SECTION 3. OWNERSHIP This Rider shall apply to loss of Money, Certificated and Uncertificated Securities, Electronic Data, Computer Programs and other property (1) owned by the Insured, (2) held by the Insured in any capacity, or (3) for which the Insured is legally liable because of a loss covered by this Rider. This Rider shall be for the sole use and benefit of the Insured named in the DECLARATIONS. SECTION 4. ADDITIONAL CONDITIONS AND LIMITATIONS The following items are added to NOTICE/PROOF-LEGAL PROCEEDINGS AGAINST UNDERWRITER section of the financial institution bond to which this Rider is added: (a) Proof of loss for claim under the Voice Initiated Transfer Fraud Insuring Agreement must include electronic recordings of such voice instructions and the verification call-back, if such call-back was required. (b) Proof of loss for claim under the Telefacsimile Transfer Fraud Insuring Agreement must include a copy of the document reproduced by the Telefacsimile Device. All other terms, conditions, limitations and exclusions remain unchanged.

BCR FIB 10 01 15 Page 1 of 1  BOND NUMBER: BFBD-45000280-26 BCR FIB 10 01 15 INSURED: TCG BDC, Inc. RIDER #: 7 EFFECTIVE DATE: 04/12/2021 EXPIRATION DATE: 04/12/2022 DATE OF ISSUANCE: 04/12/2021 THIS RIDER CHANGES THE BOND. PLEASE READ IT CAREFULLY. UNAUTHORIZED SIGNATURES RIDER Subject to the Single Loss Limit of Liability and Single Loss Deductible shown in the DECLARATIONS, the attached bond is amended to include coverage for the following: UNAUTHORIZED SIGNATURES Loss resulting directly from the Insured having accepted, paid or cashed any check or withdrawal order made or drawn on a customer’s account which bears the signature or endorsement of one other than a person whose name and signature is on file with the Insured as a signatory on such account. It shall be a condition precedent to the Insured’s right of recovery under this rider that the Insured shall have on file signatures of all persons who are authorized signatories on such account. CONDITIONS AND LIMITATIONS Section 2. (a) is deleted and replace with the following: (a) loss resulting directly or indirectly from forgery or alteration, except when covered under INSURING AGREEMENTS (A), (D), (E) or this rider. All other terms, conditions, limitations and exclusions remain unchanged.

BCR FIB 12 01 15 Page 1 of 1  BOND NUMBER: BFBD-45000280-26 BCR FIB 12 01 15 INSURED: TCG BDC, Inc. RIDER #: 8 EFFECTIVE DATE: 04/12/2021 EXPIRATION DATE: 04/12/2022 DATE OF ISSUANCE: 04/12/2021 THIS RIDER CHANGES THE BOND. PLEASE READ IT CAREFULLY. AMEND INSURING AGREEMENT (A) – FIDELITY RIDER (CARVE BACK FOR LOANS & TRADING) INSURING AGREEMENT (A) is deleted and replaced with the following: FIDELITY (A) Loss resulting directly from (1) dishonest or fraudulent acts committed by an Employee acting alone or in collusions with others. Such dishonest or fraudulent acts must be committed by the Employee with the intent: (a) to cause the Insured to sustain such loss, or (b) to obtain financial benefit for the Employee or another person or entity. Notwithstanding the foregoing, it is agreed that with regard to Loans and/or Trading this bond covers only loss resulting directly from dishonest or fraudulent acts committed by an Employee with the intent to make and which results in a financial benefit for the Employee. However, where the proceeds of a fraud perpetrated by an Employee arising from Loans and/or Trading are actually received by persons with whom the Employee was acting in collusion, but said Employee fails to derive a financial benefit therefrom, such a loss will nevertheless be covered hereunder as if the Employee had obtained such benefit provided the Insured establishes that the Employee intended to participate therein. As used throughout this INSURING AGREEMENT, financial benefit does not include any employee benefits earned in the course of employment, including salaries, commissions, fees, bonuses, promotions, awards, profit sharing or pensions. (2) the physical loss of or damage to Property, Electronic Data or Electronic Data Processing Media as a direct result of acts committed by an Employee (including malicious acts of an Employee) whether committed alone or in collusion with others. The term “Electronic Data” as used in this INSURING AGREEMENT shall be deemed to mean facts or information converted to a form usable in a computer system and which is stored on Electronic Data Processing Media for use by computer programs. The term “Electronic Data Media” as used in this INSURING AGREEMENT shall be deemed to mean punched cards, magnetic tapes, punched tapes or magnetic discs or other bulk media on which data are recorded. The term “Loan” as used in this INSURING AGREEMENT shall be deemed to mean all extensions of credit by the Insured and all transactions creating a creditor relationship in favor of the Insured and all transactions by which the Insured assumes an existing creditor relationship. The term “Trading” as used in this INSURING AGREEMENT shall be deemed to mean Trading or other dealings in securities, commodities, futures, options, foreign or federal funds, currencies, foreign exchange and the like. All other terms, conditions, limitations and exclusions remain unchanged.

BCR FIB 13 01 15 Page 1 of 1  BOND NUMBER: BFBD-45000280-26 BCR FIB 13 01 15 INSURED: TCG BDC, Inc. RIDER #: 9 EFFECTIVE DATE: 04/12/2021 EXPIRATION DATE: 04/12/2022 DATE OF ISSUANCE: 04/12/2021 THIS RIDER CHANGES THE BOND. PLEASE READ IT CAREFULLY. REVISED INSURING AGREEMENT (F) - COUNTERFEIT CURRENCY RIDER INSURING AGREEMENT F. is deleted and replaced with the following: COUNTERFEIT CURRENCY (F) Loss resulting directly from the receipt by the Insured, in good faith, of any Counterfeit Money. All other terms, conditions, limitations and exclusions remain unchanged.

BCR FIB 16 01 15 Page 1 of 1  BOND NUMBER: BFBD-45000280-26 BCR FIB 16 01 15 INSURED: TCG BDC, Inc. RIDER #: 10 EFFECTIVE DATE: 04/12/2021 EXPIRATION DATE: 04/12/2022 DATE OF ISSUANCE: 04/12/2021 THIS RIDER CHANGES THE BOND. PLEASE READ IT CAREFULLY. AMEND TERMINATION OR CANCELLATION (PARAGRAPH 1) RIDER CONDITIONS AND LIMITATIONS Section 12., paragraph one (a) is deleted and replaced with the following: (a) 60 days after the receipt by the Insured of a written notice from the Underwriter of its desire to cancel this bond, or All other terms, conditions, limitations and exclusions remain unchanged.

BCR FIB 19 01 15 Page 1 of 1  BOND NUMBER: BFBD-45000280-26 BCR FIB 19 01 15 INSURED: TCG BDC, Inc. RIDER #: 11 EFFECTIVE DATE: 04/12/2021 EXPIRATION DATE: 04/12/2022 DATE OF ISSUANCE: 04/12/2021 THIS RIDER CHANGES THE BOND. PLEASE READ IT CAREFULLY. STOP PAYMENT RIDER Subject to the Single Loss Limit of Liability and Single Loss Deductible shown in the DECLARATIONS, the attached bond is amended to include coverage for the following: STOP PAYMENT Loss against any and all sums which the Insured shall become legally obligated to pay for damages: (1) For having either complied with, or failed to comply with, any written notice of any customer, shareholder, or subscriber of the Insured or any authorized representative of such customer, shareholder or subscriber, to stop payment of any check or draft made or drawn by such customer, shareholder or subscriber, or any authorized representative of such customer, shareholder or subscriber, or (2) For having refused to pay any check or draft made or drawn by any customer, shareholder or subscriber of the Insured or any authorized representative of such customer shareholder or subscriber. All other terms, conditions, limitations and exclusions remain unchanged.

BCR FIB 24 01 15 Page 1 of 1  BOND NUMBER: BFBD-45000280-26 BCR FIB 24 01 15 INSURED: TCG BDC, Inc. RIDER #: 12 EFFECTIVE DATE: 04/12/2021 EXPIRATION DATE: 04/12/2022 DATE OF ISSUANCE: 04/12/2021 THIS RIDER CHANGES THE BOND. PLEASE READ IT CAREFULLY. AMEND EXCLUSION J RIDER (RACKETEERING) CONDITIONS AND LIMITATIONS Section 2. (j) is deleted and replaced with the following: (j) damages resulting from any civil, criminal or other legal proceeding in which the Insured is adjudicated to have engaged in racketeering activity except when the Insured establishes that the act or acts giving rise to such damages were committed by an Employee under circumstances which result directly in a loss to the Insured covered by Insuring Agreement (A). For the purposes of this exclusion, “racketeering activity” is defined in 18 United States Code 1961 et seq., as amended. All other terms, conditions, limitations and exclusions remain unchanged.

BCR FIB 36 01 15 Page 1 of 1  BOND NUMBER: BFBD-45000280-26 BCR FIB 36 01 15 INSURED: TCG BDC, Inc. RIDER #: 13 EFFECTIVE DATE: 04/12/2021 EXPIRATION DATE: 04/12/2022 DATE OF ISSUANCE: 04/12/2021 THIS RIDER CHANGES THE BOND. PLEASE READ IT CAREFULLY. REVISED REPRESENTATION OF INSURED RIDER GENERAL AGREEMENT D. is deleted and replaced with the following: D. No statement made by or on behalf of the Insured, whether contained in the application or otherwise, shall be deemed to be a warranty of anything except that it is true to the best of the knowledge and belief of the person making the statement. Any intentional misrepresentation, omission, concealment or incorrect statement of a material fact, in the application or otherwise, shall be grounds for the rescission of this bond. All other terms, conditions, limitations and exclusions remain unchanged.

BCR FIB 84 04 16 Page 1 of 2  BOND NUMBER: BFBD-45000280-26 BCR FIB 84 04 16 NAMED INSURED: TCG BDC, Inc. RIDER #: 14 EFFECTIVE DATE: 04/12/2021 EXPIRATION DATE: 04/12/2022 DATE OF ISSUANCE: 04/12/2021 THIS RIDER CHANGES THE BOND. PLEASE READ IT CAREFULLY. CORPORATE DECEPTION FRAUD RIDER With regard to this Corporate Deception Fraud Rider, the provisions of the bond to which this rider is attached apply unless modified by this rider. In consideration of the premium charged, the following changes are made to the bond. I. It is agreed the following insuring agreement is added to Item 4 of the Declarations: Corporate Deception Fraud We will pay for loss resulting directly from the Insured having transferred, paid or delivered any of the Insured’s own “Money” or “Certificated Securities” as the direct result of “Corporate Deception Fraud” committed by a person purporting to be: a) an employee of a Vendor who is authorized by the Insured to instruct other Employees of the Insured to transfer funds or change bank account information of a Vendor, provided, however, Corporate Deception Fraud shall not include any such instructions transmitted by an actual employee of a Vendor; or b) a director, officer, partner, member or sole proprietor of the Insured or other Employee who was authorized by the Insured to instruct other Employees to transfer “Money” or “Certificated Securities” or an individual acting in collusion with such person purporting to be a director, officer, partner, member or sole proprietor of the Insured or other Employee who is authorized by the Insured to instruct other Employees to transfer “Money” or “Certificated Securities” but which instructions were not actually made by such director, officer, partner, member, sole proprietor, Employee or employee of a Vendor. II. The Corporate Deception Fraud Single Loss Limit of Liability and Single Loss Deductible are shown in the Declarations and are part of, and not in addition to, the Aggregate Limit of Liability in Item 3 of the Declarations and in no way shall serve to increase the Underwriters’ Limit of Liability as therein stated. III. Section 1. Definitions of the bond is amended to include the following: “Corporate Deception Fraud” means the intentional misleading of an Employee, through the fraudulent misrepresentation of a material fact which is relied upon by an Employee, believing it to be genuine. This fraudulently misrepresented material fact must be received by the Employee directly from the perpetrator(s) of the fraud and not from any other person, intermediary or source. “Vendor” means any entity or natural person that provides goods or services to you under a legitimate pre- existing arrangement or written agreement. However, Vendor does not include any customer automated clearing house, custodian financial institution, administrator, asset manager, broker-dealer, counter party, armored motor vehicle company, or any similar entity.

BCR FIB 84 04 16 Page 2 of 2  IV. Section 2. Exclusions of the bond is amended to include the following: 1. This Corporate Deception Fraud Insuring Agreement does not cover: a. Loss or damage directly or indirectly occurring prior to 4/12/2018. b. Loss or damage covered under any other insuring agreement or coverage in this bond. c. Loss or damage resulting from any type of investment or ownership in any corporation, partnership, real property, commodity or similar instrument, whether or not such investment is genuine. d. Loss or damage resulting from the failure, malfunction, inadequacy, or illegitimacy of any product or service, including in the advertisement or labeling thereof. e. Loss or damage resulting from the failure of any party to perform, in whole or in part, under a contract. f. Loss or damage resulting from gambling, game of chance, lottery or similar games. g. Loss or damage resulting from any party’s use or acceptance of any credit card, debit card, or similar instrument, whether or not genuine. h. Loss of or damage to “Property” other than Money or Certificated Securities. i. Loss or damage resulting directly or indirectly due to the extension of any loan, credit or similar promise to pay. j. Loss or damage to Money or Certificated Securities while in the mail or in the custody of any messenger or carrier for hire, including but not limited to any armored motor vehicle company. k. Loss of or damage to Money or Certificated Securities resulting directly from disappearance or destruction. 2. The bond does not cover loss resulting from Corporate Deception Fraud except when covered under this Corporate Deception Fraud Insuring Agreement. V. For the purpose of this insuring agreement, all loss or losses involving one natural person or entity, or one group of natural persons or entities acting together, shall be a Single Loss without regard to the number of transfers or the number of instructions involved. A series of losses involving unidentified natural persons or entities but arising from the same method of operation shall be deemed to involve the same natural person or entity and shall be treated as a Single Loss. VI. Solely for the purpose of the insuring agreement, if the main bond form contains an exclusion for “loss caused by an Employee except with covered under Insuring Agreement (A) or when covered under Insuring Agreement (B) or (C) and resulting directly from misplacement, mysterious disappearance, unexplainable disappearance or destruction of or damage to Property”, said exclusion will not apply to the coverage provided by this Corporate Fraud Insuring Agreement. All other terms, conditions, limitations and exclusions remain unchanged.

BCR FIB 105 05 19 Page 1 of 1  BOND NUMBER: BFBD-45000280-26 BCR FIB 105 05 19 INSURED: TCG BDC, Inc. RIDER #: 15 EFFECTIVE DATE: 04/12/2021 EXPIRATION DATE: 04/12/2022 DATE OF ISSUANCE: 04/12/2021 THIS RIDER CHANGES THE BOND. PLEASE READ IT CAREFULLY. FIDELITY CLAIMS EXPENSE RIDER Subject to the Single Loss Limit of Liability and Single Loss Deductible shown in the DECLARATIONS, the attached bond is amended to include coverage for the following: FIDELITY CLAIMS EXPENSE Reasonable expenses necessarily incurred and paid by the Insured in preparing the proof of loss caused by dishonest or fraudulent acts of an Employee acting alone or in collusion with others which loss constitutes a valid and collectible loss that exceeds the Single Loss Deductible as shown in the DECLARATIONS applicable under INSURING AGREEMENT (A). Any amount payable under this rider shall be paid to the Insured at the same time as the payment of the valid and collectible loss under INSURING AGREEMENT (A). EXCLUSIONS Section 2. (u) (1) is deleted and replaced with the following: (1) in establishing the existence of or amount of loss covered under this bond, except to the extent covered under the portion of INSURING AGREEMENT (A) entitled to Fidelity Claims Expense Coverage, or All other terms, conditions, limitations and exclusions remain unchanged.

BCR FIB 106 05 19 Page 1 of 1  BOND NUMBER: BFBD-45000280-26 BCR FIB 106 05 19 INSURED: TCG BDC, Inc. RIDER #: 16 EFFECTIVE DATE: 04/12/2021 EXPIRATION DATE: 04/12/2022 DATE OF ISSUANCE: 04/12/2021 THIS RIDER CHANGES THE BOND. PLEASE READ IT CAREFULLY. AUDIT EXPENSE COVERAGE RIDER Subject to the Single Loss Limit of Liability and Single Loss Deductible shown in the DECLARATIONS, the attached bond is amended to include coverage for the following: AUDIT EXPENSE COVERAGE Expense incurred by the Insured for that part of the cost of audits or examination required by State or Federal supervisory authorities to be conducted either by such authorities or by independent accountants by reason of the discovery of loss sustained by the Insured through the dishonest or fraudulent acts of any of the Employees. The total liability of the Underwriter for such expense by reason of such acts of any Employee or in which such Employee is concerned or implicated or with respect to any one audit or examination is limited to $5,000; it being understood, however, that such expense shall be deemed to be a loss sustained by the Insured through dishonest or fraudulent act of one or more of the Employees and the liability of the Underwriter under this paragraph of INSURING AGREEMENT (A) shall be part of and not in addition to the Single Loss Limit of Liability stated in Item 4 of the Declarations. EXCLUSIONS Section 2. (u) (1) is deleted and replaced with the following: (1) in establishing the existence of or amount of loss covered under this bond, except to the extent covered under the portion of INSURING AGREEMENT (A) entitled to Audit Expense Coverage, or All other terms, conditions, limitations and exclusions remain unchanged.

SR 5109b Copyright, The Surety & Fidelity Association of America, 2007 Page 1 of 1 RIDER To be attached to and form part of Financial Institution Bond, Standard Form No. 14, No. BFBD-45000280- 26 in favor of TCG BDC, Inc. It is agreed that: 1. At the request of the Insured, the Underwriter adds to/ deducts from the list of Insured under the attached bond the following: Carlyle Global Credit Administrator LLC Carlyle Global Credit Investment Management LLC TCG BDC II, Inc. 2. This rider is effective as of 12:01 a.m. on 4/12/2021. Accepted: ADDING OR DEDUCTING INSUREDS RIDER FOR USE WITH ALL FORMS OF BONDS CONTAINING A JOINT INSURED CLAUSE OR RIDER, TO ADD OR DEDUCT JOINT INSUREDS. REVISED TO SEPTEMBER, 2007 X

SR 6180d Copyright, The Surety & Fidelity Association of America, 2009 Page 1 of 2 RIDER/ENDORSEMENT To be attached to and form part of Financial Institution Bond or Computer Crime Policy for Financial Institutions, No. BFBD-45000280-26 in favor of TCG BDC, Inc. It is agreed that: 1. Part (a) of the section entitled “Termination or Cancellation” of this bond/policy is deleted and cancellation of this bond/policy by the Underwriter/Company is subject to the following provisions: a. If this bond/policy has been in effect for 60 days or less, the underwriter/company may cancel this bond/policy by mailing or delivering to the first named Insured written notice of cancellation at least: (1) 20 days before the effective date of cancellation if the underwriter/company cancels for any reason not included in paragraph (2) below. (2) 15 days before the effective date of cancellation if the underwriter/company cancels for any of the following reasons: (i) Nonpayment of premium provided, however, that a notice of cancellation for this reason shall inform the Insured of the amount due; (ii) Conviction of a crime arising out of acts increasing the hazard insured against; (iii) Discovery of fraud or material misrepresentation in the obtaining of the bond/policy or in the presentation of a claim; (iv) After issuance of the bond/policy or after the last renewal date, discovery of an act or omission, or a violation of a bond/policy condition, that substantially and materially increases the hazard insured against, and that occurred subsequent to inception of the current bond/policy period; (v) Material physical change in the property insured, occurring after issuance or last annual renewal anniversary date of the bond/policy, that results in the property becoming uninsurable in accordance with our objective, uniformly applied underwriting standards in effect at the time the bond/policy was issued or last renewed; or material change in the nature or extent of the risk, occurring after issuance or last annual renewal anniversary date of the bond/policy, that causes the risk of loss to be substantially and materially increased beyond that contemplated at the time the bond/policy was issued or last renewed; (vi) Required pursuant to a determination by the Superintendent that continuation of our present premium volume would jeopardize our solvency or be hazardous to the interest of our policyholders, our creditors or the public; (vii) A determination by the Superintendent that the continuation of the bond/policy would violate, or would place us in violation of, any provision of the Insurance Code; or (viii) Where the underwriter/company has reason to believe, in good faith and with sufficient cause, that there is a probable risk of danger that an insured will destroy, or permit to be destroyed, the insured property for the purpose of collecting the insurance proceeds. If the underwriter/company cancels for this reason, the first named Insured may make a written request to the Insurance Department, within 10 days of receipt of this notice, to review the cancellation decision. Also, the underwriter/company will simultaneously send a copy of the cancellation notice to the Insurance Department. NEW YORK STATUTORY RIDER/ENDORSEMENT FOR USE WITH FINANCIAL INSTITUTION BONDS, STANDARD FORMS NOS. 14, 15, 24 AND 25, AND EXCESS BANK EMPLOYEE DISHONESTY BOND, STANDARD FORM NO. 28, AND COMPUTER CRIME POLICY FOR FINANCIAL INSTITUTIONS TO COMPLY WITH STATUTORY REQUIREMENTS. REVISED TO JULY, 2009

SR 6180d Copyright, The Surety & Fidelity Association of America, 2009 Page 2 of 2 b. If this bond/policy has been in effect for more than 60 days, or if this bond/policy is a renewal or continuation of a bond/policy the underwriter/company issued, the underwriter/company may cancel only for any of the reasons listed in paragraph 2. above, provided the underwriter/company mails the first named Insured written notice at least 15 days before the effective date of cancellation. If cancellation is for nonpayment of premium, the notice of cancellation shall inform the Insured of the amount due. c. The underwriter/company will mail or deliver notice, including the reason for cancellation, to the first named Insured at the address shown in the bond/policy and to the authorized agent or broker. d. If this bond/policy is canceled, the underwriter/company will send the first named Insured any premium refund due. If the underwriter/company cancels, the refund will be pro rata. If the first named Insured cancels, the refund may be less than pro rata. However, when the premium is advanced under a premium finance agreement, the cancellation refund will be pro rata. Under such financed policies, the underwriter/company will be entitled to retain a minimum earned premium of 10% of the total premium or $60, whichever is greater. The cancellation will be effective even if the underwriter/company has not made or offered a refund. e. If one of the reasons for cancellation in paragraph a.(2) exists, the underwriter/company may cancel this entire bond/policy, even if the reason for cancellation pertains only to a new coverage or endorsement initially effective subsequent to the original issuance of this bond/policy. 2. Renewal or nonrenewal of this bond/policy by the Underwriter/Company is subject to the following provisions: a. If the underwriter/company decides not to renew this bond/policy, it will send notice as provided in paragraph c. below. b. If the underwriter/company conditionally renews this bond/policy subject to a change of limits, change in type of coverage, reduction of coverage, increased deductible, addition of exclusion, or increased premiums in excess of 10% (exclusive of any premium increase due to insured value added, increased exposure units, or as a result of experience rating, loss rating, retrospective rating or audit) the underwriter/company will send notice as provided in paragraph c. below. c. If the underwriter/company decides not to renew this bond/policy, or to conditionally renew this bond/policy as provided in paragraph 2.b. above, the underwriter/company will mail or deliver written notice to the first named Insured shown in the Declarations at least 60 days, but not more than 120 days, before the expiration date of the bond/policy or, the anniversary date if this is a continuous bond/policy. d. Notice will be mailed or delivered to the first named Insured at the address shown in the bond/policy and to the authorized agent or broker. If notice is mailed, proof of mailing will be sufficient proof of notice. e. Notice will include the availability of loss information and the specific reason(s) for nonrenewal or conditional renewal, including the amount of any premium increase for conditional renewal and a description of any other changes. f. If the underwriter/company violates the provisions of paragraph c. above by sending the first named Insured an incomplete or late conditional renewal notice or a late nonrenewal notice: (1) prior to the expiration date of the bond/policy, coverage will remain in effect at the same terms and conditions of this bond/policy at the lower of the current rates or the prior period’s rates until 60 days after such notice is mailed or delivered, unless the first named Insured, during this 60 day period, has replaced the coverage or elects to cancel; provided, however, that if the insured elects to renew on the basis of a conditional renewal notice and the notice was provided at least thirty (30) days prior to the expiration date of this Policy, then the terms, conditions and rates set forth in the conditional renewal notice shall apply as of the renewal date; or (2) on or after the expiration date of this bond/policy, coverage will remain in effect at the same terms and conditions of this bond/policy for another required bond/policy period, at the lower of the current rates or the prior period’s rates, unless the first named Insured, during this additional required bond/policy period, has replaced the coverage or elects to cancel. g.The underwriter/company need not send notice of nonrenewal or conditional renewal if the first named Insured, its authorized agent or broker or another insurer of the first named Insured mails or delivers notice that the bond/policy has been replaced or is no longer desired.

BCR FIB 86 12 17 Page 1 of 1 RIDER/ENDORSEMENT To be attached to and form part of Financial Institution Bond, No. or Computer Crime Policy for Financial Institutions, No. BFBD-45000280-26 in favor of TCG BDC, Inc. It is agreed that: 1. In accordance with the U.S. Treasury Department’s Office of Foreign Assets Control(OFAC) regulations, if it is determined that the Insured hereunder has violated U.S. sanctions law or is a Specially Designated National and Blocked Person, as identified by OFAC, this insurance will be considered a blocked or frozen contract and all provisions of this insurance are immediately subject to OFAC. When an insurance policy is considered to be such a blocked or frozen contract, no payment nor premium refunds may be made without authorization from OFAC. 2. The Office of Foreign Assets Control administers and enforces sanctions policy, based on Presidential declarations of “national emergency”. OFAC has identified and listed numerous: foreign agents; front organizations; terrorists; terrorist organizations; and narcotics traffickers; as Specially Designated Nationals and Blocked Persons”. This list can be located on the United States Treasury’s web site – www.treas.gov/ofac. This rider/endorsement shall become effective as of 12:01 a.m. on 04/12/2021. Accepted: OFFICE OF FOREIGN ASSETS CONTROL RIDER/ENDORSEMENT FOR USE WITH FINANCIAL INSTITUTION BONDS, STANDARD FORMS NOS, 14, 15, 24 AND 25 AND COMPUTER CRIME POLICY FOR FINANCIAL INSTITUTIONS. ADOPTED NOVEMBER, 2017

BCR ALL 00 01 15 Page 1 of 1  POLICY NUMBER: BFBD-45000280-26 BCR ALL 00 01 15 NAMED INSURED: TCG BDC, Inc. ENDORSEMENT #: 22 EFFECTIVE DATE: 04/12/2021 EXPIRATION DATE: 04/12/2022 DATE OF ISSUANCE: 12/03/2021 THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY. CHANGE ENDORSEMENT Change Number Effective Date Of Change 3 12:01 A.M. on: 04/12/2021 The Named Insured is changed to: The following Insured(s) is added as a Named Insured: Carlyle Secured Lending III The following Insured(s) is deleted as a Named Insured: The Mailing Address is changed to: The Policy Period is: Extended to: Reduced to: Other: Premium: No Change in Premium All other terms, conditions, limitations and exclusions remain unchanged.

SR 5109b Copyright, The Surety & Fidelity Association of America, 2007 Page 1 of 1 RIDER To be attached to and form part of Financial Institution Bond, Standard Form No. 14, No. BFBD-45000280- 26 in favor of TCG BDC, Inc. It is agreed that: 1. At the request of the Insured, the Underwriter adds to/ deducts from the list of Insured under the attached bond the following: Carlyle Global Credit Administrator LLC Carlyle Global Credit Investment Management LLC Carlyle Secured Lending III TCG BDC II, Inc. 2. This rider is effective as of 12:01 a.m. on 4/12/2021. Accepted: ADDING OR DEDUCTING INSUREDS RIDER FOR USE WITH ALL FORMS OF BONDS CONTAINING A JOINT INSURED CLAUSE OR RIDER, TO ADD OR DEDUCT JOINT INSUREDS. REVISED TO SEPTEMBER, 2007 X